Exhibit (a)(1)(D)
Offer to Purchase for Cash
by
AutoNation, Inc.
of
Up to 50,000,000 Shares of its Common Stock
at a Purchase Price of $23.00 Per Share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M, NEW YORK CITY TIME, APRIL 12, 2006, UNLESS THE OFFER IS EXTENDED.
March 10, 2006
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We have been appointed by AutoNation, Inc., a Delaware corporation (the “Company”), to act as Dealer Managers in connection with its offer to purchase for cash up to 50,000,000 shares of its common stock, $0.01 par value per share, at a price of $23.00 per share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 10, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
      Enclosed with this letter are copies of the following documents:

1. Offer to Purchase dated March 10, 2006;

2. Letter of Transmittal, for your use in accepting the Offer and tendering shares of and for the information of your clients;

3. A form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;

4. Notice of Guaranteed Delivery with respect to shares, to be used to accept the Offer in the event you are unable to deliver the share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time;

5. Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6. Return envelope addressed to Computershare Trust Company of New York as the Depositary.
      Certain conditions to the Offer are described in Section 7 of the Offer to Purchase.
      We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 10:00 a.m., New York City time, April 12, 2006, unless the offer is extended.
      Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.
      The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).
      As withholding agent for your clients, you are instructed to withhold on the gross proceeds of the Offer paid to your clients that are non-U.S. persons (as determined for U.S. federal income tax purposes) as if all such gross proceeds are dividends for U.S. federal income tax purposes, in accordance with appropriate, accepted procedures. This is because we believe that we have current or accumulated earnings and profits, and that therefore the U.S. federal income tax treatment of the payment of the gross proceeds as a sale or exchange or as a dividend depends on the individual circumstances of each beneficial holder, which neither we nor you know. This withholding is disclosed in the Offer to Purchase and accompanying Letter of Transmittal. TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) THE FOREGOING IS NOT TAX ADVICE AND IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) THE FOREGOING IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTION OR THE MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Dealer Managers, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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